EXHIBIT 99.1

Sportsman's Warehouse Holdings, Inc. Announces Fourth Quarter and Full Year 2015 Financial Results

MIDVALE, Utah, March 23, 2016 (GLOBE NEWSWIRE) -- Sportsman's Warehouse Holdings, Inc. ("Sportsman's" or the “Company”) (Nasdaq:SPWH) today announced financial results for the thirteen and fifty-two weeks ended January 30, 2016.

For the thirteen weeks ended January 30, 2016:

  Net sales increased by 14.6% to $212.7 million from $185.6 million in the fourth quarter of fiscal year 2014. Same store sales increased by 4.0%.

  Income from operations increased to $22.1 million from $14.1 million in the fourth quarter of fiscal year 2014. Adjusted income from operations, which excludes an accrual with respect to a litigation matter in the fourth quarter of fiscal year 2014 (see “GAAP and Non-GAAP Measures”), increased 21.8% to $22.1 million as compared to $18.1 million in the fourth quarter of fiscal year 2014.

  Interest expense decreased to $3.6 million from $9.0 million in the fourth quarter of fiscal year 2014.  Excluding the $5.7 million in refinance related costs incurred during the fourth quarter of fiscal year 2014, interest expense increased to $3.6 million from $3.3 in the prior year period.

  Net income was $11.4 million compared to $3.2 million in the fourth quarter of fiscal year 2014. Adjusted net income, which excludes an accrual with respect to a litigation matter and expenses related to refinancing our term loan in the fourth quarter of 2014, net of taxes (see “GAAP and Non-GAAP Measures”), was $11.4 million compared to $9.1 million for the fourth quarter of fiscal year 2014.

  Diluted earnings per share was $0.27 compared to diluted earnings per share of $0.08 in the fourth quarter of fiscal year 2014. Adjusted diluted earnings per share (see "GAAP and Non-GAAP Measures"), was $0.27 compared to adjusted diluted earnings per share of $0.22 in the fourth quarter of fiscal year 2014.

  Adjusted EBITDA was $26.2 million compared to $21.6 million in the fourth quarter of fiscal year 2014 (see "GAAP and Non-GAAP Measures").

For the fifty-two weeks ended January 30, 2016:

  Net sales increased by 10.6% to $729.9 million from $660.0 million in fiscal year 2014. Same store sales increased by 1.1% when compared to fiscal year 2014.

  Income from operations increased to $59.3 million from $44.9 million in fiscal year 2014. Adjusted income from operations, which excludes expenses related to our secondary offering in the third quarter of fiscal year 2015, an accrual with respect to a litigation matter in the fourth quarter of fiscal year 2014 as well as its reversal in the second quarter of fiscal year 2015, and expenses related to bonuses paid as a result of the successful completion of our initial public offering (“IPO”) in the first quarter of fiscal year 2014 (see “GAAP and Non-GAAP Measures”), increased 9.7% to $56.0 million as compared to $51.1 million in fiscal year 2014.

  The Company opened nine new stores in fiscal year 2015, ending the fiscal year with 64 stores in 19 states or retail square footage of 2.8 million. This represents a unit increase of 16.4% from the end of fiscal 2014 and an increase in retail square footage of approximately 250,000 square feet.

  Interest expense decreased to $14.2 million from $22.5 million in fiscal year 2014.  Excluding the $5.7 million in refinance related costs incurred during the fourth quarter of fiscal year 2014, interest expense decreased to $14.2 million from $16.8 million in fiscal year 2014.

  Net income was $27.8 million compared to $13.8 million in fiscal year 2014. Adjusted net income, which excludes expenses related to our secondary offering in the third quarter of fiscal year 2015, an accrual with respect to a litigation matter in the fourth quarter of fiscal year 2014 as well as its reversal in the second quarter of fiscal year 2015, expenses related to the refinancing of our term loan in the fourth quarter of 2014, and expenses related to the IPO bonuses in the first quarter of 2014, net of taxes (see “GAAP and Non-GAAP Measures”), was $25.8 million compared to adjusted net income of $21.1 million in fiscal year 2014.

  Diluted earnings per share was $0.66 compared to diluted earnings per share of $0.34 in fiscal 2014. Adjusted diluted earnings per share (see “GAAP and Non-GAAP Measures”), was $0.61 compared to adjusted diluted earnings per share of $0.50 in fiscal year 2014.

  Adjusted EBITDA was $73.0 million compared to $66.3 million in fiscal year 2014 (see "GAAP and Non-GAAP Measures").

John Schaefer, President and Chief Executive Officer, stated: "We are very pleased to have ended fiscal year 2015 with a strong fourth quarter and to have delivered on the revenue and earnings goals for fiscal year 2015 that we set at the beginning of the year. Our revenue increase of 10.6%, modest gross margin expansion, and adjusted net income growth of over 22% in fiscal year 2015 compared to fiscal year 2014 reflect our ability to execute, despite a choppy overall retail environment combined with weather headwinds and continued competition in many of our markets. Both our fourth quarter and fiscal year 2015 performance demonstrate the strength of our business model including our everyday low pricing, best-in-class customer service and our flexible store layout that gives us the ability to profitably operate in both smaller and larger markets.”

Mr. Schaefer continued, “Despite the continued momentum we have seen in the use categories of hunting, fishing and camping, we believe it is prudent to take a conservative posture when planning 2016, as we expect the unseasonably warm weather to continue to negatively impact our clothing and footwear categories through the first half of the year. In 2016, we remain focused on growing our store base while maintaining disciplined cost management and responsible capital allocation.”

Balance sheet highlights as of January 30, 2016:

  Total debt: $182.0 million compared to $199.9 million in fiscal year 2014. The $182.0 million of total debt as of January 30, 2016 consists of $25.3 million outstanding under the Company's revolving credit facility and $156.7 million outstanding under the term loan, net of unamortized discount.
  Total liquidity (cash plus $89.5 million of availability on revolving credit facility): $91.6 million

First Quarter and Fiscal Year 2016 Outlook:

For the first quarter of fiscal year 2016, net sales are expected to be in the range of $155.0 million to $160.0 million based on same store sales change in the range of flat to down low single digits. Net loss is expected to be in the range of ($0.1) million to ($1.0) million, with diluted loss per share of ($0.00) to ($0.02) on a weighted average of approximately 42.4 million estimated common shares outstanding.

For fiscal year 2016, net sales are expected to be in the range of $800.0 million to $820.0 million based on opening eleven new stores for the full year and same store sales change in the range of 0.0% to 2.0%. Net income is expected to be in the range of $27.5 million to $31.1 million, with diluted earnings per share of $0.65 to $0.73 on approximately 42.5 million estimated weighted average common shares outstanding.

Conference Call Information:

A conference call to discuss fourth quarter and full fiscal year 2015 financial results is scheduled for today, March 23, 2016, at 4:30 PM Eastern Time. The conference call will be webcast and may be accessed via the Investor Relations section of the Company’s website at www.sportsmanswarehouse.com.

Non-GAAP Information

This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (the “SEC”): adjusted income from operations, adjusted net income, adjusted diluted weighted average shares outstanding, adjusted diluted earnings per share and adjusted EBITDA. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures under “GAAP and Non-GAAP Measures” in this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a more meaningful comparison of its diluted income per share and actual results on a period-over-period basis. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements in this release include, but are not limited to, our outlook for the first quarter and full fiscal year 2016.  Investors can identify these statements by the fact that they use words such as "continue", "expect", "may", “opportunity”, "plan", "future", “ahead” and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the Company’s retail-based business model, general economic conditions and consumer spending, the Company’s concentration of stores in the Western United States, competition in the outdoor activities and sporting goods market, changes in consumer demands, the company’s expansion into new markets and planned growth, current and future government regulations,  risks related to the Company’s continued retention of its key management, the Company’s distribution center, quality or safety concerns about the Company’s merchandise, events that may affect the Company’s vendors, trade restrictions, and other factors that are set forth in the Company's filings with the SEC, including under the caption “Risk Factors” in our Form 10-K for the fiscal year ended January 30, 2016 which we expect to file with the SEC on March 24, 2016 and our other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Sportsman's Warehouse Holdings, Inc.

Sportsman's Warehouse is a high-growth outdoor sporting goods retailer focused on meeting the everyday needs of the seasoned outdoor veteran, the first-time participant and every enthusiast in between. Our mission is to provide a one-stop shopping experience that equips our customers with the right hunting, shooting, fishing and camping gear to maximize their enjoyment of the outdoors.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company's website at www.sportsmanswarehouse.com.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	For the Thirteen Weeks Ended				For the Fiscal Year Ended

	January 30, 2016	% of net sales	January 31, 2015	% of net sales	January 30, 2016	% of net sales	January 31, 2015	% of net sales

Net sales	$212,730	100.0%	$185,578	100.0%	$729,912	100.0%	$660,003	100.0%
Cost of goods sold	141,918	66.7%	123,977	66.8%	491,382	67.3%	444,796	67.4%
Gross profit	70,812	33.3%	61,601	33.2%	238,530	32.7%	215,207	32.6%

Operating expenses:
Selling, general and administrative expenses	48,703	22.9%	47,456	25.6%	179,218	24.6%	170,315	25.8%
Income from operations	22,109	10.4%	14,145	7.6%	59,312	8.1%	44,892	6.8%
Interest expense	(3,589)	(1.7%)	(8,993)	(4.8%)	(14,156)	(1.9%)	(22,480)	(3.4%)
Income before income tax expense	18,520	8.7%	5,152	2.8%	45,156	6.2%	22,412	3.4%
Income tax expense	(7,130)	(3.4%)	(1,979)	(1.1%)	(17,385)	(2.4%)	(8,628)	(1.3%)
Net income	$11,390	5.4%	$3,173	1.7%	$27,771	3.8%	$13,784	2.1%

Earnings per share
Basic	$0.27		$0.08		$0.66		$0.34
Diluted	$0.27		$0.08		$0.66		$0.34

Weighted average shares outstanding
Basic	42,004		41,818		41,966		39,961
Diluted	42,404		41,968		42,334		40,141

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

Assets	January 30, 2016	January 31, 2015
Current assets:
Cash and cash equivalents	$2,109	$1,751
Accounts receivable, net	469	425
Merchandise inventories, net	217,794	185,909
Prepaid expenses and other	9,686	7,468
Income taxes receivable	-	5,190
Deferred income taxes	3,001	2,928
Total current assets	233,059	203,671
Property and equipment, net	62,432	54,317
Deferred income taxes	2,263	5,398
Definite lived intangible assets, net	3,923	5,729
Other long-term assets, net	1,347	1,608
	$303,024	$270,723
	.	.
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$46,698	$28,500
Accrued expenses	42,480	42,620
Income taxes payable	1,779	-
Revolving line of credit	25,263	41,899
Current portion of long-term debt, net of discount	9,033	1,333
Current portion of deferred rent	3,018	2,873
Total current liabilities	128,271	117,225

Long-term liabilities:
Long-term debt, net of discount and current portion	147,679	156,713
Deferred rent credit, net of current portion	29,133	28,117
Total long-term liabilities	176,812	184,830
Total liabilities	305,083	302,055

Stockholders’ deficit:
Common stock	420	418
Additional paid-in capital	77,757	76,257
Accumulated deficit	(80,236)	(108,007)
Total stockholders’ deficit	(2,059)	(31,332)
	$303,024	$270,723

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	January 30, 2016	January 31, 2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$27,771	$13,784
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation of property and equipment	9,763	7,344
Amortization of discount on debt and deferred financing fees	817	6,497
Amortization of definite lived intangible	1,806	1,806
Net increase in deferred rent credit	1,161	5,397
Gain on asset dispositions	-	-
Deferred income taxes	3,062	(46)
Excess tax benefits from stock-based compensation arrangements	(286)	(287)
Stock-based compensation	2,257	3,293
Change in assets and liabilities, net of acquisition:
Accounts receivable, net	(44)	(12)
Merchandise inventories	(31,885)	(24,575)
Prepaid expenses and other	(5,435)	86
Other long-term assets	239	(107)
Accounts payable	18,198	836
Accrued expenses	983	8,127
Income taxes receivable	7,255	(1,670)
Net cash provided by operating activities	35,662	20,473

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(33,957)	(30,167)
Purchase of business	-	-
Proceeds from sale-leaseback transactions	19,006	-
Proceeds from sale of fixed assets	-	-
Net cash used in investing activities	(14,951)	(30,167)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings on line of credit	(16,636)	12,847
Borrowings on term loan	-	160,000
Issuance of common stock, net	-	73,393
(Decrease) increase in book overdraft	(1,123)	2,609
Excess tax benefits from stock-based compensation arrangements	286	287
Payment of withholdings on restricted stock units	(1,041)	(993)
Payment of deferred financing costs	(239)	(2,227)
Principal payments on long-term debt	(1,600)	(234,225)
Discount on term loan	-	(1,600)
Net cash (used in) provided by financing activities	(20,353)	10,091
Net change in cash and cash equivalents	358	397
Cash and cash equivalents at beginning of year	1,751	1,354
Cash and cash equivalents at end of year	$2,109	$1,751

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
GAAP and Non-GAAP Measures (Unaudited)
(in thousands, except per share data)

Reconciliation of GAAP income from operations to adjusted income from operations:

	For the Thirteen Weeks Ended		For the Fiscal Year Ended

	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Income from operations	$22,109	$14,145	$59,312	$44,892
IPO bonus (1)	-	-	-	2,200
Litigation accrual (reversal) (2)	-	4,000	(4,000)	4,000
Secondary offering expenses (3)	-	-	727	-
Adjusted income from operations	$22,109	$18,145	$56,039	$51,092

Reconciliation of GAAP net income and GAAP diluted weighted average shares outstanding to adjusted net income and adjusted weighted average shares outstanding:

Numerator:
Net income	$11,390	$3,173	$27,771	$13,784
IPO bonus (1)	-	-	-	2,200
Litigation accrual (reversal) (2)	-	4,000	(4,000)	4,000
Secondary offering expenses (3)	-	-	727	-
Refinance related costs (4)	-	5,668	-	5,668
Less tax benefit related to IPO bonus	-	-	-	(847)
Less tax expense (benefit) related to litigation accrual (reversal)	-	(1,540)	1,540	(1,540)
Less tax benefit related to secondary offering expenses	-	-	(280)	-
Less tax benefit related to refinance related costs	-	(2,182)	-	(2,182)
Adjusted net income	$11,390	$9,119	$25,758	$21,083

Denominator:
Diluted weighted average shares outstanding	42,404	41,968	42,334	40,141
Initial public offering shares issuance (5)	-	-	-	1,856
Adjusted diluted weighted average shares outstanding	42,404	41,968	42,334	41,997

Reconciliation of earnings per share:
Dilutive earnings per share	$0.27	$0.08	$0.66	$0.34
Impact of adjustments to numerator and denominator	-	0.14	(0.05)	0.16
Adjusted earnings per share	$0.27	$0.22	$0.61	$0.50

Reconciliation of net income to adjusted EBITDA:
Net income	$11,390	$3,173	$27,771	$13,784
Interest expense	3,589	8,993	14,156	22,480
Income tax expense	7,130	1,979	17,385	8,628
Depreciation and amortization	3,005	2,612	11,569	9,150
Stock-based compensation expense (6)	586	513	2,257	3,293
Pre-opening expenses (7)	462	358	3,159	2,717
IPO bonus (1)	-	-	-	2,200
Litigation accrual (reversal) (2)	-	4,000	(4,000)	4,000
Secondary offering expenses (3)	-	-	727	-
Adjusted EBITDA	$26,162	$21,628	$73,024	$66,252

(1) As a result of the completion of our initial public offering and pursuant to the terms of the employment agreements with our executive officers, we paid $2.2 million in bonuses to our executive officers.
(2) On March 9, 2015, a jury awarded $11.9 million against the defendants in a litigation matter. We reviewed the decision and accrued $4.0 million in our results for the fiscal year and fourth quarter ended January 31, 2015 related to this matter. We strongly disagreed with the jury’s verdict and filed post-trial motions seeking to have the verdict set aside. On July 30, 2015, the court granted our motion for judgment as a matter of law. The plaintiff and a co-defendant have appealed the July 30, 2015 ruling to the appellate court and the appeal is currently in process. Based on the court’s most recent judgment in our favor, we determined that the likelihood of loss in this case is not probable, and, as such, we reversed the previous accrual of $4.0 million in our results for the fiscal year ended January 30, 2016. The accrual and subsequent reversal of the $4.0 million is recorded in selling, general, and administrative expenses in the accompanying statements of income.
(3) Expenses paid by us in connection with a secondary offering of our common stock by affiliates of Seidler Equity Partners III, L.P. and one of our executive officers.
(4) Refinance related costs are expenses associated with the prepayment penalty and write off of the issuance discount and other deferred financing costs associated with the December 2, 2014 refinance of the Company's term loan.
(5) Assumes our IPO was effective as of February 2, 2014, the first day of our fiscal year 2014.
(6) Stock-based compensation expense represents non-cash expenses related to equity instruments granted to employees under our 2013 Performance Incentive Plan.
(7) Pre-opening expenses include expenses incurred in the preparation and opening of a new store location, such as payroll, travel and supplies, but do not include the cost of the initial inventory or capital expenditures required to open a location.

Investor Contact:
ICR, Inc.
Farah Soi/Rachel Schacter
(203) 682-8200
investors@sportsmanswarehouse.com